SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 25, 2007

MAGUIRE PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	1-31717 (Commission File Number)	04-3692625 (I.R.S. Employer Identification Number)

1733 Ocean Avenue, Suite 400 Santa Monica, CA (Address of principal executive offices)	90401 (Zip Code)

310 899-2600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
ITEM 9.01 Financial Statements And Exhibits

SIGNATURES
EXHIBIT INDEX
EXHIBIT 10.1

Section 5	Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 5.02(e)

On January 25, 2007, Maguire Properties, Inc. (the “REIT”) and Maguire Properties, L.P. (the “Operating Partnership,” and together with the REIT, the “Company”) entered into an amended and restated employment agreement with Mark Lammas. Pursuant to the terms of the employment agreement, which amends and restates his current employment agreement, Mr. Lammas will continue to be employed as Executive Vice President, Development of the REIT and the Operating Partnership.

The employment agreement has a term of five years and provides for automatic one-year extensions thereafter, unless either the Company or Mr. Lammas provides at least 60 days’ notice of nonrenewal. The employment agreement requires Mr. Lammas to devote substantially full-time attention and time to the affairs of the Company, but also permits him to devote time to outside business and personal activities that do not interfere with his duties.

Mr. Lammas will continue to receive a base salary of $375,000 per year, subject to increase in accordance with the Company’s normal policies. Mr. Lammas will also be eligible for an annual cash performance bonus under the Company’s incentive bonus plan, based on the satisfaction of performance goals established in accordance with the terms of such plan. Mr. Lammas’ target annual bonus will be 100% of his base salary and his maximum annual bonus will be 200% of his base salary. The employment agreement also provides that Mr. Lammas will be eligible to participate in other incentive, savings and retirement plans applicable generally to the Company’s senior executives, and medical and other group welfare plan coverage and fringe benefits provided by the Company to its senior executives.

The employment agreement provides that if Mr. Lammas’ employment is terminated by the Company without “cause” or by Mr. Lammas for “good reason” prior to a “change in control” (each as defined in the employment agreement), he will be entitled to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•	a lump-sum cash payment equal to 150% of the sum of his then-current annual base salary plus average bonus over the prior three years;

•	his prorated annual bonus for the year in which the termination occurs;

•	immediate vesting of any unvested shares of the restricted stock awards previously granted to Mr. Lammas;

•
health benefits for 18 months following termination of employment at the same cost to Mr. Lammas as in effect immediately preceding such termination, subject to reduction to the extent that he receives comparable benefits from a subsequent employer; and

•	outplacement services at the Company’s expense for up to one year.

The employment agreement provides that, if Mr. Lammas’ employment is terminated by the Company without cause or by Mr. Lammas for good reason within two years after a “change in control” (as defined in the employment agreement) or by Mr. Lammas for any reason within 30 days after the one-year anniversary of the change in control (provided that he remains continuously employed by the Company through such one-year anniversary), then he will receive the above benefits and payments as though his employment was terminated without cause or for good reason, except that the lump-sum cash severance payment multiple will be 200%. The period during which Mr. Lammas will be entitled to continued health insurance coverage will be increased accordingly. In addition, all stock options held by Mr. Lammas will become fully exercisable and all restricted common stock held by Mr. Lammas will become fully vested.

Under the employment agreement, the Company has agreed to make an additional tax gross-up payment to Mr. Lammas if any amounts paid or payable to him would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). However, if a reduction in the payments and benefits of 10% or less would render the excise tax inapplicable, then the payments and benefits will be reduced by such amount, and the Company will not be required to make the gross-up payment. Mr. Lammas will also be entitled to a full tax gross-up relating to any additional social security withholding resulting from his simultaneous employment by the REIT, the Operating Partnership and Maguire Properties Services, Inc., a wholly owned subsidiary of the Operating Partnership.

The employment agreement also provides that Mr. Lammas or his estate will be entitled to certain severance benefits in the event of his death or disability.

The employment agreement contains confidentiality covenants by Mr. Lammas that apply indefinitely and a non-solicitation covenant by him that will apply during his employment with the Company and for a two-year period thereafter.

Section 9	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is filed with this current report on Form 8-K.

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement between Maguire Properties and Mark Lammas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/	Dallas E. Lucas
Dallas E. Lucas
Executive Vice President and
Chief Financial Officer

Dated: January 30, 2007

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement between Maguire Properties and Mark Lammas.